Exhibit 3.1

CERTIFICATE OF AMENDMENT
TO THE

RESTATED AND AMENDED
ARTICLES OF INCORPORATION
OF

VISTAGEN THERAPEUTICS, INC.

Vistagen Therapeutics, Inc., a Nevada corporation (the "Corporation"), does hereby certify that:

FIRST: This Certificate of Amendment amends the provisions of the Corporation's Restated and Amended Articles of Incorporation, as amended (the "Articles of Incorporation").

SECOND: The terms and provisions of this Certificate of Amendment have been duly adopted in accordance with Section 78.390 of the Nevada Revised Statutes.

THIRD: Article V of the Articles of Incorporation is hereby amended in its entirety and replaced with the following:

“This corporation is authorized to issue two classes of capital stock, to be designated “Common Stock” and “Preferred Stock.” The total number of shares of Common Stock which this corporation is authorized to issue is Three Hundred Twenty- Five Million (325,000,000), each having a par value of $0.001. The total number of shares of Preferred Stock which this corporation is authorized to issue is Ten Million (10,000,000), each having a par value of $0.001. The holders of the Common Stock shall have one (1) vote per share on each matter submitted to a vote of stockholders. The capital stock of this corporation, after the amount of the subscription price has been paid in, shall never be assessable, or assessed to pay debts of this corporation.

At the Effective Time every thirty (30) outstanding shares of Common Stock shall without further action by the corporation or the holder thereof be combined into and automatically become one (1) share of Common Stock (the “Reverse Split”); provided, however, no fractional shares of Common Stock shall be issued in connection with the Reverse Split, and instead, the Corporation shall issue one full share of post-Reverse Split Common Stock to any stockholder who would have been entitled to receive a fractional share of Common Stock as a result of the Reverse Split.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its officers thereunto duly authorized this 6th day of June, 2023.

By:     /s/ Jerrold. D. Dotson

Name: Jerrold D. Dotson

Title: Chief Financial Officer